Filed Pursuant to Rule 424(b)(3)
                                                        File Number 333-46495
                                                                    333-46495-01



       THIRD SUPPLEMENT TO THE OFFER AND CIRCULAR DATED OCTOBER 19, 1998


THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU HAVE ANY QUESTIONS AS TO HOW TO DEAL WITH IT, YOU SHOULD CONSULT YOUR PROFESSIONAL ADVISORS. NO SECURITIES COMMISSION OR SIMILAR AUTHORITY IN CANADA OR THE UNITED STATES HAS IN ANY WAY PASSED UPON THE MERITS OF THE SECURITIES OFFERED HEREUNDER AND ANY REPRESENTATION TO THE CONTRARY IS AN OFFENCE. INFORMATION RELATING TO SMITHFIELD FOODS HAS BEEN INCORPORATED BY REFERENCE FROM DOCUMENTS FILED BY SMITHFIELD WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION AND THE CANADIAN SECURITIES REGULATORY AUTHORITIES AND MAY BE OBTAINED ON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF SMITHFIELD FOODS AT 200 COMMERCE STREET, SMITHFIELD, VIRGINIA, 23430.

                               NOTICE OF VARIATION


                                     TO THE

                               OFFERS TO PURCHASE
 ANY AND ALL OF THE OUTSTANDING COMMON SHARES AND CLASS A NON-VOTING SHARES OF

                              SCHNEIDER CORPORATION
                                       BY

                            SMITHFIELD CANADA LIMITED
                          A WHOLLY-OWNED SUBSIDIARY OF

                             SMITHFIELD FOODS, INC.



     This is a Supplement to Smithfield Canada's Offer and Circular dated October 19, 1998, as previously supplemented on October 26, 1998 and November 6, 1998 (the "Offer and Circular"), and should be read in conjunction therewith. The Offer and Circular is incorporated by reference in this Supplement. Capitalized terms used in this Supplement without definition have the meanings ascribed to them in the Offer and Circular.


     Smithfield Canada Limited has offered to purchase, upon the terms and subject to the conditions described in the Offer and Circular, each outstanding Common Share and each Class A non-voting Share (including Class A Shares issuable upon exercise of outstanding Options) of Schneider Corporation for
0.5415 of an Exchangeable Share of Smithfield Canada. Each whole Exchangeable Share will be exchangeable for one share of the common stock of Smithfield Foods. Smithfield Canada is a newly-incorporated, wholly-owned subsidiary of Smithfield Foods.


     The closing price of the shares of Smithfield Common Stock on the Nasdaq National Market on November 18, 1998 was US$25.125. Based on such closing price and using the United States/Canada currency exchange rate in effect on that date (the Noon Spot Rate), the value of 0.5415 of a share of Smithfield Common Stock was C$21.17.


     The dealer manager for the Smithfield Offers (defined below) is First Marathon Securities Limited. Questions and requests for assistance may be directed to the Dealer Manager or to CIBC Mellon Trust Company, the Depositary for the Smithfield Offers. Additional copies of this document, the Offer and Circular and related materials may be obtained without charge on request from the Depositary at its Toronto office specified on the back page of this document.


     FOR A DISCUSSION OF RISK FACTORS TO BE CONSIDERED BY SHAREHOLDERS IN EVALUATING WHETHER TO ACCEPT THE OFFERS, SEE "RISK FACTORS" BEGINNING ON PAGE 16 OF THE OFFER AND CIRCULAR.


November 18, 1998

     This Notice of Variation amends and supplements the Offer and Circular. Except as otherwise set forth in this Notice of Variation, the terms and conditions previously set forth in the original Offers to Purchase continue to be applicable in all respects and this Notice of Variation should be read in conjunction therewith.


1. RECENT DEVELOPMENTS

     SCHNEIDER DIRECTORS' CIRCULAR

     On November 11, 1998 Schneider mailed a notice of change to the director's circular to its Shareholders relating to the offers by Smithfield Canada (the "Smithfield Offers") to purchase all of the Common Shares and all of the Class A Shares of Schneider. Schneider's board of directors continued to make no recommendation with respect to the Smithfield Offers, but noted:

     (a) the Maple Leaf Offer has expired in accordance with its terms;

     (b) if Smithfield Canada takes up and pays for all of the Schneider Shares tendered under the Smithfield Offers, including those tendered by the Schneider Family, the Smithfield Offers will succeed and there will be a change of control of Schneider; and

     (c) each of the directors and senior officers of Schneider intends to accept the Smithfield Offers and tender all of his or her Schneider Shares thereunder.

     Shareholders may request a copy of any Schneider directors' circular from Schneider Corporation, 321 Courtland Avenue East, P.O. Box 130, Kitchener, Ontario, N2G 3X8 (telephone: (519) 741-5000, telecopier: (519) 749-7420)).
Alternatively, each of Schneider's directors' circulars is available on the site maintained by the Canadian securities regulators on the World Wide Web at HTTP://WWW.SEDAR.COM.


     SCHNEIDER SHARES TENDERED UNDER THE SMITHFIELD OFFERS

     As of 5:00 p.m. (Toronto time) on November 18, 1998, all of the terms and conditions of the Smithfield Offers had been satisfied or waived by Smithfield Canada and the Depositary had reported that Shareholders (including the Schneider Family) had tendered an aggregate 688,974 Common Shares and 3,612,818 Class A Shares in acceptance of the Smithfield Offers. Smithfield Canada will take up and pay for all such Schneider Shares. As a result of the tenders of Schneider Shares held by the Schneider Family and other Shareholders (including Option holders who have exercised their Options and tendered their Class A Shares), Smithfield Canada holds approximately 93% of the outstanding Common Shares and approximately 54% of the outstanding Class A Shares.


     CONDITIONAL LISTING APPROVALS

     On November 4, 1998 the TSE extended the date by which Smithfield Canada is required to satisfy the requirements of its conditional listing approval until January 8, 1999. In addition, on November 16, 1998, the Winnepeg Stock Exchange (the "WSE") granted conditional listing approval for the Exchangeable Shares. The WSE listing is not conditional upon distribution of the Exchangeable Shares to any minimum number of public holders.


2. MANNER AND TIME FOR ACCEPTANCE

     Smithfield Canada has amended the Smithfield Offers by extending the time during which the Smithfield Offers are open for acceptance (by any Shareholder who has not tendered to the Smithfield Offer by November 18, 1998) to 5:00 p.m. (local time at place of deposit) on December 1, 1998.

     Accordingly, the definition of "Termination Date" of the Offers to Purchase is amended as follows:

     "TERMINATION DATE" means December 1, 1998, or such later date or dates as may be fixed by Smithfield Canada from time to time by notice given pursuant to
Section 8 of the Offers to Purchase.

     Any additional Schneider Shares tendered after November 18, 1998 and before 5:00 p.m. (local time at place of deposit) on December 1, 1998, will be taken up and paid for (I.E. Exchangeable Share certificates will be delivered) within 10 days of being tendered under the Smithfield Offers.

3. STATUTORY RIGHTS

     Securities legislation in certain of the provinces and territories of Canada provides holders of Schneider Shares with, in addition to any other rights they may have at law, rights of recission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of Schneider Shares. However, such rights must be exercised within prescribed time limits. Holders of Schneider Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights, or consult with a lawyer.


                            APPROVAL AND CERTIFICATE

     The contents of the Offer and Circular (including the documents incorporated by reference therein) and this Supplement have been approved, and the sending, communication or delivery thereof to the Shareholders of Schneider Corporation has been authorized by, the Board of Directors of Smithfield Canada Limited. The foregoing contain no untrue statement of a material fact and do not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing do not contain any misrepresentation likely to affect the value or the market price of the securities which are the subject of the Offers, as varied by this Supplement.

Dated: November 18, 1998.



   (Signed) Joseph W. Luter, III                        (Signed) Aaron D. Trub
    Chief Executive Officer                              Chief Financial Officer

                       On behalf of the Board of Directors




   (Signed) Rene R. Sorell                              (Signed) Graham P.C. Gow
    Director                                                            Director

                        THE DEPOSITARY FOR THE OFFERS IS


                            CIBC MELLON TRUST COMPANY


               FOR DELIVERY BY MAIL AND BY FACSIMILE TRANSMISSION:

                            CIBC MELLON TRUST COMPANY
                                  P.O. Box 1036
                         Adelaide Street Postal Station
                                Toronto, Ontario
                                     M5C 2K4
                           Attention: Special Projects
                            Telephone: (416) 643-5500
                            Toll Free: 1-800-387-0825
                               Fax: (416) 643-3148

                        FOR DELIVERY BY HAND OR COURIER:

                            CIBC Mellon Trust Company
                                 199 Bay Street
                               Commerce Court West
                                Securities Level
                                Toronto, Ontario
                                     M5L 1G9
                            Attention: Courier Window


         MONTREAL                      CALGARY                        VANCOUVER
  2001 University Street          600 The Dome Tower                  Mall Level
        16th Floor             333 Seventh Avenue S.W.        1177 West Hastings Street
       Montreal, PQ                   6th Floor                     Vancouver, BC
          H3A 2A6                    Calgary, AB                       V6E 2K3
                                       T2P 2Z1

         WINNIPEG                      HALIFAX                          REGINA
    330 St. Mary Avenue           1660 Hollis Street         1080 - 2002 Victoria Avenue
         Suite 201         Centennial Building, Main Floor            Regina, SK
       Winnipeg, MB                  Halifax, NS                       S4P 0R7
          R3C 3Z5                      B3J 1V7

                       THE DEALER MANAGER OF THE OFFERS IS

                        FIRST MARATHON SECURITIES LIMITED


                        First Marathon Securities Limited
                               The Exchange Tower
                             2 First Canadian Place
                             Suite 3200, P.O. Box 21
                                Toronto, Ontario
                                     M5X 1J9


                               Tel: (416) 869-3707
                               Fax: (416) 869-6411